EXHIBIT 99.01

                   COMMONWEALTH TELEPHONE ENTERPRISES, INC.
                                 100 CTE Drive
                               Dallas, PA 18612



David C. McCourt                                            September 25, 1998
Chairman & CEO


Dear Shareholder:

               Enclosed are documents for a "rights" offering of Common Stock by Commonwealth Telephone Enterprises. I am writing this letter to you to explain this transaction to you.

               The Company is offering approximately 3.68 million shares and expects to raise approximately $77 million. That money will be used to strengthen the Company's financial position by reducing debt. This offering completes the recapitalization plan that began last year and included the Company spinning off its former subsidiaries RCN Corporation and Cable Michigan, Inc. The Company explored a variety of different ways of raising this capital and concluded that a rights offering is both the least costly alternative for the Company and the fairest to all shareholders -- all of whom have the opportunity to participate in the transaction on exactly the same basis.

               In a rights offering, each shareholder receives rights to purchase additional shares. In this case, you will receive one right for every five shares of Common Stock or Class B Common Stock you own as of September 25, 1998. Each right entitles the holder to purchase one share of Common Stock for $21.25. This is $.0625 higher than the closing price of the Common Stock on September 24, 1998, the day before the rights exercise price was set.

               To the extent any rights are not exercised, other holders who have exercised their rights can "oversubscribe" for the unpurchased shares at the same $21.25 price. Oversubscriptions will be allocated equally among all oversubscribing holders based on the number of shares for which they oversubscribed.

               I hope that all shareholders will want to exercise their rights. In case they do not, and in order to ensure that all of offered shares are sold, Level 3 Telecom Holdings, Inc., Walter Scott, Jr., James Q. Crowe and I have committed to exercise the rights we receive and to oversubscribe for all of the other shares being offered. Let me emphasize -- Level 3 Telecom, Mr. Scott, Mr. Crowe and I will pay the same price and oversubscribe on the same basis as all other shareholders exercising rights. Our commitments ensure that the offering will be completed consistent with the Company's recapitalization plan as previously approved by the Internal Revenue Service.

               The rights are transferable and are expected to be listed on the NASDAQ National Market. They are set to expire on October 23, 1998. You should either exercise or sell your rights before they expire.

               The terms of the rights offering are set forth in the enclosed Prospectus and Prospectus Supplement. I urge you to carefully read those documents before deciding whether to exercise or sell you rights. The offering is being made solely by means of those documents.

               If you have any questions concerning the rights offering, please call the Information Agent at 800-322-2885.

               I appreciate your support and your consideration of this transaction.

                                                Very truly yours,


                                                David C. McCourt
                                                Chairman and Chief
                                                Executive Officer